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Exhibit 5-1

June 19, 2003

Energy East Corporation
P.O. Box 12904
Albany, NY 12212-2904

Dear Sirs:

        In connection with the proposed public offering and sale of up to $1,000,000,000 aggregate offering price of certain common stock ("Common Stock"), preferred stock ("Preferred Stock"), senior debt securities, junior subordinated debt securities, trust preferred securities and a related guarantee in one or more series, Energy East Corporation (the "Company") and Energy East Capital Trust II are filing with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement") with which this opinion is to be included as an Exhibit.

        The senior debt securities and the junior subordinated debt securities (collectively, the "Debt Securities") are to be issued under indentures which have been entered into between the Company and JPMorgan Chase Bank, as Trustee, as may be amended and supplemented from time to time by one or more supplemental indentures relating to the Debt Securities (the "Supplemental Indentures"), said indenture as so amended and supplemented by the Supplemental Indentures being hereinafter called the "Indentures." The guarantee related to the trust preferred securities is to be issued under a guarantee agreement (the "Guarantee Agreement") which is to be entered into between the Company and JPMorgan Chase Bank, as Trustee, for the benefit of the holders of Energy East Capital Trust II.

        As your counsel, we are generally familiar with the corporate proceedings of the Company and we have participated in all proceedings taken by the Company in connection with the proposed issuance and sale of the Common Stock, Preferred Stock, Debt Securities and the guarantee related to the trust preferred securities.

Energy East Corporation
June 19, 2003

        In our opinion, when the actions as hereinafter set forth shall have been taken, the Common Stock, the Preferred Stock, the Debt Securities and the guarantee related to the trust preferred securities will have been duly authorized, and, when sold, will be legally issued, fully paid and non-assessable, and the Debt Securities and the guarantee related to the trust preferred securities will be binding obligations of the Company and entitled to the benefits of the Indentures or the Guarantee Agreement, as the case may be, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws and judicial decisions affecting the enforcement of creditors' rights and remedies generally and general principals of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), which do not, in our opinion, make inadequate the remedies of the Indentures or the Guarantee Agreement:

  (a)
  The Securities and Exchange Commission shall have entered an appropriate order declaring the Registration Statement effective;

  (b)
  The Indentures and the Guarantee Agreement shall have become qualified under the Trust Indenture Act of 1939;

  (c)
  The Board of Directors of the Company shall have taken appropriate action authorizing the execution and delivery of the Supplemental Indentures and the Guarantee Agreement, and the same shall have been duly executed and delivered;

  (d)
  In connection with the issuance of the Preferred Stock, the Board of Directors shall have taken appropriate action in connection with the issuance and sale of the Preferred Stock, including the authorization, execution and filing of one or more Certificates of Amendment to the Company's Restated Certificate of Incorporation, as amended, under Section 805 of the New York Business Corporation Law, and the same shall have been duly executed, delivered and filed in the Office of the Secretary of State of the State of New York;

  (e)
  The Board of Directors of the Company shall have authorized the issuance and sale of the Common Stock, Preferred Stock, Debt Securities and the guarantee and each series thereof shall have been authorized by the Board of Directors of the Company or a duly authorized officer of the Company; and

  (f)
  The Common Stock, Preferred Stock, Debt Securities and the guarantee shall have been appropriately issued, and in the case of the issuance of the Debt Securities, shall have been authenticated by the Trustee under the applicable Indenture or the Guarantee Agreement, as the case may be, and delivered to the purchaser or purchasers thereof and the consideration therefor received by the Company.

Energy East Corporation
June 19, 2003

        The opinions expressed herein are limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the law of any other jurisdiction.

        We hereby consent to the making of the statements with reference to our firm under the heading "Legal Matters" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ HUBER LAWRENCE & ABELL

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  Exhibit 5-1